Exhibit 1(b)

                            CERTIFICATE OF AMENDMENT

                                       TO

                              CERTIFICATE OF TRUST

                                       OF

                    MERRILL LYNCH MASTER INSTITUTIONAL TRUST

          (Pursuant to Section 3810 of the Delaware Business Trust Act)

To the Secretary of State,
State of Delaware:

      It is hereby certified that:

      1. The name of the business trust (hereinafter referred to as the "trust") is Merrill Lynch Master Institutional Trust.

      2. Article 1 of the Certificate of Trust of the trust is hereby amended to read as follows:

            "1. Name. The name of the business trust formed hereby is Master Institutional Money Market Trust."

      3. The undersigned person is a trustee of the trust.

      4. This Certificate of Amendment to Certificate of Trust shall be effective on December 3, 2001.

      _______________________
      Terry K. Glenn, Trustee

      Date:  December 3, 2001